Exhibit 10.1

AMENDMENT NUMBER NINE TO CREDIT AGREEMENT
dated as of August 15, 2007
between
ULTRALIFE BATTERIES, INC.
and
THE LENDERS PARTY THERETO
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

AMENDMENT NUMBER NINE TO CREDIT AGREEMENT
     This Amendment, dated as of August 15, 2007 (“Amendment”), is made by and between ULTRALIFE BATTERIES, INC. (the “Borrower”) and the Lenders party to the Credit Agreement and JPMORGAN CHASE BANK, N.A. (formerly known as JPMorgan Chase Bank) as Administrative Agent for the Lenders (in such capacity, the “Agent”).
Statement of the Premises
     The Borrower, the Lenders and the Agent have previously entered into, among other agreements, a Credit Agreement, dated as of June 30, 2004, which was amended by Amendment Number One dated as of September 24, 2004, Amendment Number Two dated as of May 4, 2005, Amendment Number Three dated as of August 5, 2005 and Amendment Number Four dated as of November 1, 2005 and that certain waiver letter dated May 3, 2006, Amendment Number Five dated June 29, 2006, that certain waiver letter dated October 20, 2006, that certain waiver letter dated November 30, 2006 as extended, that certain Forbearance and Amendment Number Six to Credit Agreement dated February 14, 2007 and that certain Extension of Forbearance and Amendment Number Seven to Credit Agreement dated as of March 23, 2007 and that certain Extension of Forbearance and Amendment Number Eight to Credit Agreement dated as of May 18, 2007 (collectively, the “Credit Agreement’). The Borrower has advised the Agent and the Lenders that the Borrower wishes to extend the maturity of the Revolving Loan and amend certain financial covenants contained therein. The Borrower, the Lenders and the Agent desire to amend the Credit Agreement to extend the Maturity Date with respect to the Revolving Loans and to amend the financial covenants under the Credit Agreement.
Statement of Consideration
     Accordingly, in consideration of the premises and under the authority of Section 5-1103 of the New York General Obligations Law, the parties agree as follows:
Agreement
     1. Defined Terms. The terms “this Agreement”, “hereunder” and similar references in the Credit Agreement shall be deemed to refer to the Credit Agreement as amended by this Amendment. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.
     2. Amendment. Effective upon the satisfaction of all conditions specified in Section 4 hereof, the Credit Agreement is hereby amended as follows:
          A. The Definition “Maturity Date” as set forth in Section 1.01 of the Credit Agreement is hereby superseded and replaced in its entirety and amended to read:
“Maturity Date” means (i) in respect of the Revolving Loans (including any reference in respect of Letters of Credit), January 31, 2009, and (ii) in respect of the Term Loans, July 1, 2009.
          B. The following Definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order:
“Capital Expenditures” means the gross dollar amount of expenditures made for fixed assets, real property, plant and equipment, and all renewals, improvements and replacements thereto (but not repairs thereto) incurred for any period, but excluding any expenditures made in connection with the removal, improvement or replacement of assets to the extent financed (i) from insurance proceeds of other similar recoveries paid on account of the loss or damage to assets being replaced or restored, or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced. Capital Expenditures shall not include any amounts paid on Capital Lease Obligations.
“Fixed Charges” means, for any period, the sum of (i) the aggregate of all interest paid in cash by the Borrower during such period, including all interest, fees and costs payable with respect to the Indebtedness (including the interest portion of Capital Lease Obligations) of the Borrower (other than fees and costs that may be capitalized as transaction costs in accordance with GAAP consistently applied), (ii) all Taxes paid in cash by the Borrower for such period, (iii) all principal payments on Indebtedness (including the principal portion of Capital Lease Obligations, but excluding Revolving Loan payments) of the Borrower actually made for such period by the Borrower, (iv) all Capital Expenditures paid by the Borrower for such period, and (v) all earn out payments paid in cash by the Borrower during such period.
          C. Section 5.01 of the Credit Agreement is hereby amended so that subsections (h) and (i) contained therein are superseded and replaced in their entirety to read:
(h)	Until notified to the contrary by Required Lenders, within twenty (20) days after the close of each calendar month end, Borrower’s internally prepared financial statements for such month, including balance sheet and related statements of operating and cash flows in form historically prepared by Borrower.
(i)	Until notified to the contrary by Required Lenders, on a weekly basis, the Borrower’s cash forecast, in form historically prepared by Borrower.
          D. Section 6.09(a) of the Credit Agreement entitled “Debt to Earnings Ratio” is superseded and replaced in its entirety and amended to read:
(a)	Debt to Earnings Ratio: The Borrower shall maintain at Fiscal Quarter ending September 29, 2007 and at each Fiscal Quarter thereafter, the ratio of (x) Consolidated Senior Funded Debt measured at the subject Fiscal Quarter end, to (y) EBITDA, measured for the four Fiscal Quarter period then ended, taken together as a single accounting period, at or below 2.50 to 1.0.
          E. Section 6.09(b) of the Credit Agreement currently entitled “Minimum EBIT and EBIT to Interest Expense Ratio” is superseded and replaced in its entirety and amended to read:
(b)	Fixed Charge Coverage Ratio: The Borrower shall maintain, at Fiscal Quarter ending September 29, 2007 and at each Fiscal Quarter thereafter, a ratio of (i) EBITDA for the four Fiscal Quarter period then ended, taken together as a single accounting period, to (ii) Fixed Charges for the four Fiscal Quarter period then ended, taken together as a single accounting period, at or above 1.25 to 1.
     3. Representations. The Borrower hereby represents and warrants to the Lenders and the Agent that: (i) the covenants, representations and warranties set forth in the Credit Agreement are true and correct on and as of the date of execution hereof as if made on and as of said date and as if each reference therein to the Credit Agreement were a reference to the Credit Agreement as amended by this Amendment; (ii) no Default or Event of Default specified in the Credit Agreement has occurred and is continuing, (iii) since the date of the Credit Agreement, there has been no material adverse change in the financial condition or business operations of the Borrower which has not been disclosed to Lenders; (iv) the making and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action, and do not, and will not, (a) contravene the Borrower’s certificate of incorporation or by-laws, (b) violate any law, including without limitation the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or any rule, regulation (including Regulations T, U or X of the Board of Governors of the Federal Reserve System) order, writ, judgment, injunction, decree, determination or award, and (c) conflict with or result in the breach of, or constitute a default under, any material contract, loan agreement, indenture, note, mortgage, deed of trust or any other material instrument or agreement binding on the Borrower or any Subsidiary or any of their properties or result in or require the creation or imposition of any lien upon or with respect to any of their properties; (v) this Amendment has been duly executed and delivered by the Borrower and is the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms; (vi) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (a) the due execution, delivery or performance by the Borrower of this Amendment or any other agreement or document related hereto or contemplated hereby to which the Borrower is or is to be a party or otherwise bound except for required filings and approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder, or (b) the exercise by the Agent or any Lender of its rights under the Credit Agreement as modified by this Amendment; and (vii) the security interests and charges granted by the Borrower and its Subsidiaries pursuant to the Security Agreements continue to constitute valid, binding and enforceable, first in priority Liens on the Collateral, subject only to Liens permitted under the terms of the Security Agreements and Credit Agreement.
     4. Conditions of Effectiveness of Amendments. The effectiveness of each and all of the modifications contained in the Amendment is subject to the satisfaction, in form and substance satisfactory to the Agent, of each of the following conditions precedent:
          A. Agent shall have received four (4) duplicate original counterparts of this Amendment executed by Borrower, Lenders and Agent.
          B. Agent shall have received a secretarial certificate of the Borrower in a form reasonably acceptable to Agent, certifying that the organizational documents and the incumbency of officers of the Borrower previously delivered to Agent are true and correct as of the date of execution hereof.
          C. As of the effective date of this Amendment, no Default or Event of Default shall have occurred and be continuing.
          D. The representations and warranties contained in Section 3 hereof and in the Credit Agreement shall be true, correct and complete as of the effective date of this Amendment as though made on such date.
          E. The Agent shall have received all fees for the benefit of the Lenders and itself as agent as set forth in that certain fee letter dated August 15, 2007 by the Agent.
     5. Covenants.
          A. Borrower hereby covenants and agrees to cooperate with the Agent in any manner reasonably necessary in order to promptly continue, or in the case of after-acquired property, create a first lien in favor of the Agent, on behalf of the Lenders, in all personal property assets acquired by Borrower or its subsidiaries.
          B. Borrower agrees to pay all out-of-pocket expenses and fees of the Agent and Lenders in connection with the negotiation, preparation and execution of this Amendment and any related document, including the reasonable fees and disbursements of counsel to the Agent.
     6. Reference to and Effect on Loan Documents.
          A. Upon the effectiveness hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,’ “hereof,” “herein,” or words of like import, and each reference in the other Loan Documents to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.

          B. Except as specifically amended above, the Credit Agreement, and all other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.
          C. The amendments set forth in Section 2 hereof are only applicable and shall only be effective in the specific instance and for the specific purpose for which made, are expressly limited to the facts and circumstances referred to herein, and shall not operate as (i) a waiver of, or consent to non-compliance with any other provision of the Credit Agreement or any other Loan Document, (ii) a waiver or modification of any right, power or remedy of either the Agent or any Lender under the Credit Agreement or any Loan Document, or (iii) a waiver or modification of, or consent to, any Event of Default or Default under the Credit Agreement or any Loan Document.
     7. Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of New York without regard to any conflicts-of-laws rules which would require the application of the laws of any other jurisdiction.
     8. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
     9. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all or which taken together shall constitute but one and the same instrument.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective representatives thereunto duly authorized as of the date first above written.

ULTRALIFE BATTERIES, INC.
By:	/s/ Robert W. Fishback

Name:	ROBERT W. FISHBACK

Title:	VP-Finance & CFO
ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A., as Agent
By:	/s/ Thomas C. Strasenburgh

Name:	THOMAS C. STRASENBURGH

Title:	Vice President
LENDERS:

JPMORGAN CHASE BANK, N.A.
By:	/s/ Thomas C. Strasenburgh

Name:	THOMAS C. STRASENBURGH

Title:	Vice President

MANUFACTURERS AND TRADERS TRUST COMPANY
By:	/s/ Jon M. Fogle

Jon Fogle, Vice President